Exhibit 99.1

HF Foods Group Completes Acquisition of Searay Foods

Transaction marks HF Foods’ first international expansion; expected to be immediately accretive to Margins and EPS

LAS VEGAS, September 3, 2026 (GLOBE NEWSWIRE) -- HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods” or the “Company”), a leading distributor of international foodservice solutions to Asian restaurants and other businesses across the United States and Canada, today announced that it has completed the acquisition of Searay Foods Inc. and its related entities (“Searay”), a leading Canadian importer and distributor of ethnic and specialty frozen seafood headquartered in Richmond, British Columbia.

Under the terms of the agreement, HF Foods acquired 100% of the issued and outstanding equity interests of Searay for an aggregate base purchase price of approximately CAD$47.9 million (approximately US$35.0 million), representing approximately 5.0x Searay’s 2025 Adjusted EBITDA, paid through a combination of CAD$38.4 million (approximately US$27.8 million) cash and 1.7 million shares, priced at USD$4.00 per share, of HF Foods common stock, with additional contingent considerations payable based on future performance.

“With Searay now a part of HF Foods, we have established a platform in Canada and a deeper presence in specialty frozen seafood, a category that represents a meaningful and growing share of our business,” said Felix Lin, President and Chief Executive Officer of HF Foods. “Searay brings a strong financial profile, including industry-leading margins and a track record of consistent growth, and we look forward to combining its multi-brand portfolio with our national scale to capture significant cross-selling and supply chain synergies.”

Searay’s existing management team, led by incoming Chief Executive Officer Derick Ngan, will continue to lead Searay’s day-to-day operations as a subsidiary of HF Foods.

About HF Foods Group Inc.

HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States and Canada. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US and Asia. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.

About Searay Foods Inc.

Founded in 2000 and headquartered in Richmond, British Columbia, Searay Foods Inc. is a leading Canadian importer and distributor of branded ethnic and specialty frozen seafood, serving retail, wholesale, and restaurant customers across North America. Searay sources premium frozen seafood from more than 80 suppliers worldwide and distributes its products through six proprietary brands, including Searay Foods, Thai Best, Pinoy’s Best, Smart Fish, Diamond Shrimp, and Gold Label.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and contain our current expectations about our future results, including statements regarding the expected benefits and effects of the acquisition of Searay. We have attempted to identify any forward-looking statements by using words such as “expects,” “believes,” “anticipates,” “plans,” “will,” “target” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events, or financial positions to differ materially from those included within or implied by such forward-looking statements, including risks relating to the Company’s ability to successfully integrate Searay’s operations and realize anticipated synergies, risks relating to the impact of foreign currency fluctuations, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the Securities and Exchange Commission (the “SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Non-GAAP Financial Measures

This press release refers to Searay’s 2025 Adjusted EBITDA and to the expected accretive effect of the acquisition on the Company’s margins and earnings per share. These are non-GAAP financial measures. Adjusted EBITDA of Searay represents Searay’s net income before interest, income taxes, depreciation and amortization, further adjusted for transaction-related expenses, owner compensation normalization and certain other items, in each case as defined in the purchase agreement. Searay’s historical financial statements are presented in Canadian dollars and were prepared under accounting standards that differ from generally accepted accounting principles in the United States (“GAAP”). Searay’s Adjusted EBITDA is presented on a standalone, pre-acquisition basis, gives no effect to purchase accounting, acquisition financing or public company costs, and is not indicative of the future results of Searay or of the combined company. The purchase price multiple presented above is calculated on the base purchase price and excludes contingent consideration. To the extent required, any historical financial statements of Searay and related pro forma financial information will be filed with the SEC by amendment to the Company’s Current Report on Form 8-K within the period prescribed by Rule 3-05 of Regulation S-X.

Statements regarding the expected accretive effect of the acquisition on margins and earnings per share are forward-looking. The Company is unable to reconcile these forward-looking measures to the most directly comparable GAAP measures without unreasonable effort because it cannot predict with reasonable certainty the final allocation of the purchase price to acquired intangible assets and the related amortization, acquisition and integration costs, changes in the fair value of contingent consideration, or foreign currency movements, any of which could be material. Non-GAAP financial measures should not be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP and may not be comparable to similarly titled measures presented by other companies.

Contact:

ICR

Anna Kate Heller

hffoodsgroup@icrinc.com